Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Announces Updated Phase 3 Mifamurtide (L-MTP-PE) Data
Confirms Statistically Superior Overall Survival in
Osteosarcoma Patients
IRVINE, Calif. — November 1, 2007 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced the presentation of updated survival data from the Phase 3 mifamurtide (L-MTP-PE) clinical trial (INT-0133). The trial was part of a National Cancer Institute (NCI) funded cooperative group study conducted by the Children’s Oncology Group (COG) and the data is based on long-term follow up of patients originally treated in the Phase 3 trial. The results demonstrated that the addition of L-MTP-PE, formerly known as Junovan, to chemotherapy during treatment for osteosarcoma, a rare and often fatal bone tumor that typically affects children and young adults, achieved statistically superior Overall Survival (OS) rates.
“The statistically significant survival findings of L-MTP-PE in combination with chemotherapy in this study are very encouraging, particularly when compared to the outcome of these patients for the last 20 years.” said Dr. Meyers, vice chair, department of pediatrics at Memorial Sloan Kettering Cancer Center and principal investigator of the Phase 3 trial. “These results are especially encouraging for the critically ill children and young adults with osteosarcoma who need an innovative treatment option for this devastating disease.”
The data were presented during an oral presentation at the Connective Tissue Oncology Society (CTOS) annual meeting today in Seattle.
“We are very pleased to see that the overall survival benefit shown in the primary analysis of the Phase 3 clinical trial data was further strengthened by the statistically superior findings in long-term patient follow-up,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “As we announced on August 27, 2007 we are currently in the process of amending the L-MTP-PE New Drug Application with more complete long-term survival data from the same study, with the goal of obtaining regulatory approval and bringing L-MTP-PE to the patients who haven’t had an improvement in treatment outcomes for the last 20 years.”

Study design and findings
The multicenter, open label, randomized, factorial, four parallel treatment group Phase 3 study evaluated the effects of the addition of L-MTP-PE to chemotherapy in patients with resectable osteosarcoma without metastatic disease. There were 672 with newly diagnosed, non-metastatic, resectable osteosarcoma included in the COG analyses.
In the analyses by the COG investigators, Event Free Survival (EFS), including secondary malignancies, after six years in patients treated with chemotherapy and L-MTP-PE was 67%, compared to 61% in patients treated only with chemotherapy and no L-MTP-PE (p=0.08). Overall Survival (OS) after six years in patients treated with chemotherapy and L-MTP-PE was 78%, compared to 70% in patients treated only with chemotherapy and no L-MTP-PE (p=0.03).
Treatment with L-MTP-PE was generally well tolerated in all phases of study. Adverse events were mild to moderate in severity and included chills, fever, nausea, vomiting, myalgia, headache, tachycardia (fast heart rate), hypo- and hypertension, fatigue and shortness of breath, all of which are consistent events with the activation of monocytes and macrophages by L-MTP-PE and the flu-like symptoms that follow cytokine release. These side effects are readily prevented or treated with acetaminophen or ibuprofen.
L-MTP-PE Regulatory Status
The L-MTP-PE New Drug Application (NDA) includes efficacy and safety data from 678 patients with non-metastatic resectable osteosarcoma, 332 of whom received L-MTP-PE, and from 115 patients with metastatic or unresectable osteosarcoma, 39 of whom received L-MTP-PE, in the controlled Phase 3 trial conducted by the Pediatric Oncology Group (POG) and the Children’s Cancer Group (CCG), now the Children’s Oncology Group (COG), sponsored by the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute. Also included are safety and efficacy data from 51 patients with metastatic osteosarcoma treated in earlier Phase 2 studies. The biological effects and safety of L-MTP-PE are further supported by data from 7 other Phase 1 and 2 clinical studies performed under IND, in which an additional 197 patients received at least one dose of L-MTP-PE.
L-MTP-PE was granted orphan drug status in the United States in 2001. The NDA for L-MTP-PE was submitted to the U.S. Food and Drug Administration (FDA) in October 2006 and was accepted for review in December 2006.
The FDA’s Oncologic Drugs Advisory Committee, or ODAC, met in May 2007 and voted 12 to 2 that the results of the Company’s Phase 3 trial do not provide substantial evidence of effectiveness of L-MTP-PE in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy. In July 2007, following a meeting with the FDA, the Company announced that it would collect, analyze and submit additional data for L-MTP-PE to the FDA, in an amendment to the NDA, by the first quarter of 2008. In August 2007 the FDA, considering ODAC’s recommendation, issued a not approvable letter to the Company after completing the review of the NDA for L-MTP-PE. In this letter, the FDA requested data from additional clinical trials to demonstrate the benefit of L-MTP-PE, as well as information or clarification with respect to other sections of the NDA.
IDM Pharma also is seeking marketing approval from the European Medicines Agency (EMEA) for the use of L-MTP-PE, or MEPACT as it is known in Europe. L-MTP-PE was granted orphan drug status in Europe in 2004. The Marketing Authorization Application (MAA) for L-MTP-PE was submitted to the EMEA and accepted for review in November 2006. The EMEA application is currently under review and the Company continues to work closely with the regulatory body to ensure it has the information needed to approve L-MTP-PE.

About Osteosarcoma
About 3 percent of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with fewer than 1,000 new cases diagnosed in the U.S. each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group, the survival of children with osteosarcoma has remained at 60-65 percent since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes and the presentation described in this press release will include forward-looking statements that reflect management’s current views of future events including statements regarding the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE and to respond to other matters raised by ODAC and the FDA, the Company’s confidence that the proposed NDA amendment will provide substantial evidence for the continued regulatory approval process, the review of the submissions for marketing approval of L-MTP-PE by the FDA and the EMEA, and the Company’s goal of making L-MTP-PE available to patients as quickly as possible. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the possibility that the Company may not be able to collect, analyze and submit additional data in an amendment to the NDA for L-MTP-PE by the first quarter of 2008, if at all, the possibility that such data will not support the benefit of L-MTP-PE in the treatment of non-metastatic osteosarcoma, will not allow a more robust analysis of L-MTP-PE, will not continue to support its overall survival benefit in osteosarcoma, and may not provide substantial evidence for the potential regulatory approval of L-MTP-PE, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval of L-MTP-PE, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for L-MTP-PE, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase 3 trial conducted by Children’s Oncology Group as adequate for their assessment of L-MTP-PE, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve L-MTP-PE within the time frame expected by the Company or at all, and whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property.

These factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.